Exhibit 10.26.6

SECOND AMENDMENT TO LOAN AGREEMENT
AND OTHER LOAN DOCUMENTS

THIS SECOND AMENDMENT TO LOAN AGREEMENT AND OTHER LOAN DOCUMENTS (this “Agreement”) is made as of this 27th day of October, 2011 (the “Modification Date”), by and among FELCOR/JPM HOTELS, L.L.C., a Delaware limited liability company (“Hotels”), having an address at c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062, DJONT/JPM LEASING, L.L.C., a Delaware limited liability company (“Leasing”; Hotels and Leasing, individually and/or collectively, as the context may require, “Borrower”), having an address at c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062, FELCOR LODGING LIMITED PARTNERSHIP, a Delaware limited partnership (“Guarantor”), having an address at c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062, WELLS FARGO BANK, N.A., as trustee for Bear Stearns Commercial Mortgage Securities Trust 2007-BBA8 Commercial Mortgage Pass-Through Certificates Series 2007-BBA8, for itself and as Servicing Lender pursuant to Intercreditor and Servicing Agreement dated November 10, 2006 (together with its successors and/or assigns, “Lender” or “Note A-1 Holder”), having an address at c/o Bank of America, N.A., 900 West Trade Street, Suite 650, Mail Code: NC1-026-06-1, Charlotte, North Carolina 28255, US BANK, N.A., as Trustee for the registered holders for the JPMCC Commercial Mortgage Pass-Through Certificates Series 2007-FL1 (together with its successors and/or assigns, “Note A-2 Holder”), having an address at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Corporate Trust Services (CMBS) and CAPITAL TRUST, INC., a Maryland corporation (together with its successors and/or assigns , in its capacity as “Note B-1 Holder” and “Note B-2 Holder”; Note A-1 Holder, Note A-2 Holder, Note B-1 Holder and Note B-2 Holder, each individually, a “Noteholder” and collectively, the “Noteholders”), having an address at 410 Park Avenue, 14th Floor, New York, New York 10022.
RECITALS:
WHEREAS, Bank of America, National Association (together with its successors and assigns, the “Original Lender”) made a certain first mortgage loan in the original principal sum of TWO HUNDRED FIFTY MILLION AND 00/100 DOLLARS ($250,000,000.00) (the “Loan”) to Borrower pursuant to that certain Loan Agreement, dated as of November 10, 2006 between Borrower and Original Lender, as amended by that certain First Amendment to Loan Agreement and Other Loan Documents, dated as of January 31, 2007 (the “First Amendment”) (as the same may be further amended, renewed, modified, extended, replaced or supplemented from time to time, collectively, the “Loan Agreement”);

WHEREAS, the Loan is evidenced by four (4) separate and distinct obligations evidenced by that certain Amended and Restated Promissory Note A-1 in the original principal amount of NINETY SIX MILLION TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($96,200,000.00) made by Borrower in favor of Original Lender (together with any and all renewals, amendments, modifications, consolidations and extensions thereof, the “Note A-1”), that certain Amended and

Restated Promissory Note A-2 in the original principal sum of EIGHTY EIGHT MILLION EIGHT HUNDRED THOUSAND AND 00/100 DOLLARS ($88,800,000.00) made in favor of JP Morgan Chase Bank, N.A. (“JPM”) (together with any and all renewals, amendments, modifications, consolidations and extensions thereof, the “Note A-2”), that certain Amended and Restated Promissory Note B-1 in the original principal sum of THIRTY THREE MILLION EIGHT HUNDRED THOUSAND AND 00/100 DOLLARS ($33,800,000.00) made by Borrower in favor of Original Lender (together with any and all renewals, amendments, modifications, consolidations and extensions thereof, the “Note B-1”), and that certain Amended and Restated Promissory Note B-2 in the original principal sum of THIRTY ONE MILLION TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($31,200,000.00) made in favor of JPM (together with any and all renewals, amendments, modifications, consolidations and extensions thereof, “Note B-2”; Note A-1, Note A-2, Note B-1 and Note B-2, collectively, the “Notes”);

WHEREAS, the Loan is secured, inter alia, by those certain first priority mortgage (or similar security instrument), assignment of leases and rents and security agreements, each dated as of November 10, 2006 (together with any and all renewals, amendments, modifications, consolidations and extensions thereof, individually and/or collectively, as the context may require, the “Security Instrument”), which encumbers the Borrower's fee and/or leasehold interests in the properties located in California, Florida, Texas, Minnesota, South Carolina and North Carolina, as more fully described in the Security Instrument (individually, an “Individual Property” and collectively, the “Property”);

WHEREAS, in connection with the Loan, Guarantor executed and delivered to Original Lender that certain Guaranty of Recourse Obligations of Borrower (as amended by the First Amendment, as the same may be further amended, renewed, modified, extended, replaced or supplemented from time to time, collectively, the “Guaranty”) dated as of November 10, 2006;

WHEREAS, Borrower and the Guarantor executed and delivered to Original Lender certain other documents and instruments to evidence and/or secure the Loan, including those listed on Schedule II attached hereto (as the same have been or may be further amended, renewed, modified, extended, replaced or supplemented from time to time, each a “Loan Document” and, together with the Loan Agreement, the Notes, the Security Instrument and the Guaranty, the “Loan Documents”);

WHEREAS, JPM assigned its interest in the Note A-2 to Note A-2 Holder;

WHEREAS, Original Lender assigned its interest in the Note B-1 to Note B-1 Holder on or about February 17, 2007;

WHEREAS, JPM assigned its interest in the Note B-2 to Note B-2 Holder on or about February 17, 2007;

WHEREAS, Original Lender, through one or a series of transactions, assigned its interest in and to the Loan Documents and the Note A-1 to Lender on or about April 17, 2007; and

WHEREAS, the parties hereto have agreed to modify and amend the Loan and Loan Documents in the manner set forth herein and Borrower wishes to exercise an Additional Extension Option (defined below) to extend the Loan to the Payment Date occurring in February, 2012.

AGREEMENT:
For the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.    Definitions. Capitalized terms used herein and not specifically defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement. To the extent of any conflict, the definitions set forth in this Agreement shall control. The definition of “Agreement” set forth in the Loan Agreement shall be deemed to include this Agreement. Additionally, the definition of “Loan Agreement” and “Loan Documents” as set forth in the Loan Documents shall be deemed to include this Agreement and the other Amendment Documents (defined below).
2.    Conditions to Effectiveness. This Agreement shall be effective only if and when signed by, and when counterparts hereof shall be delivered to Lender or its counsel by the Borrower, Guarantor and Lender and all of the conditions precedent to the closing of this Agreement have been satisfied to the satisfaction of Lender, including, without limitation, the following (collectively, the “Conditions Precedent”):

(i)	No Default or Event of Default shall have occurred and be continuing;

(ii)
Borrower and Guarantor shall have delivered, or caused to be delivered, to Lender a Title Insurance Policy (or acceptable endorsements to the existing Title Insurance Policy), in form and substance acceptable to Lender insuring (a) the first lien of each Security Instrument, as modified by this Agreement and the applicable Security Instrument Amendment (defined below), as of the date hereof, (b) full coverage against present and future mechanics' liens (whether filed or inchoate), if any, and (c) over such other matters as reasonably required by Lender;

(iii)	Borrower shall pay all premiums, fees and expense in connection with the issuance of the title coverage required in Section 2(ii) above;

(iv)
Borrower and Guarantor shall have delivered, or caused to be delivered, to Lender, in form and substance acceptable to Lender, opinions of Borrower's and Guarantor's counsel with respect to the due execution and authorization of this Agreement and the other Amendment Documents by Borrower and Guarantor, the enforceability of the Loan Documents, as modified by this Agreement and the other Amendment Documents, against Borrower and Guarantor, that the execution and delivery of this Agreement and the other Amendment Documents does not constitute a “significant” modification of the Loan with respect to regulations applicable to a REMIC Trust, and such other opinions as reasonably required by Lender;

(v)	Borrower shall have delivered to Lender all amounts due and payable pursuant to Sections 8 hereof;

(vi)
Borrower and Guarantor shall have executed and delivered, or caused to be executed and delivered, to Lender, in form and substance acceptable to Lender, (a) this Agreement, (b) that certain Certification, dated as of the date hereof, given by Borrower and Guarantor to Lender, (c) an amendment to the Security Instrument with respect to each Individual Property, each dated as of the date hereof (collectively, the “Security Instrument Amendment”), (d) that certain Guaranty of Payment, dated as of the date hereof from Borrower and Guarantor to Noteholders and (e) that certain escrow letter agreement between Borrower, Lender and Stewart Title Guaranty Company (each of (a) through (e) above, together with any amendments, renewals, modifications, extensions, replacements or supplements thereto, from time to time, collectively, the “Amendment Documents”);

(vii)
Borrower shall have delivered, or caused to be delivered, to Lender an estoppel certificate (or good standing certificate) from each Manager (other than Post Modification Manager Estoppels (defined below)) (a) certifying (i) that the applicable Management Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications), and (ii) the date through which the management fees due under the Management Agreement have been paid; and (b) stating whether or not to the best knowledge of Manager (i) there is a continuing default by Borrower in the performance or observance of any covenant, agreement or condition contained in the Management Agreement, or (ii) there shall have occurred any event that, with the giving of notice or passage of time or both, would become such a default, and, if so, specifying each such default or occurrence of which Manager has knowledge;

(viii)
Borrower shall have delivered, or caused to be delivered, to Lender an estoppel certificate (or good standing certificate) from the Condominium Board (a) certifying that (i) that the applicable Condominium Documents are unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications), and (ii) the date through which the any fees due by Borrower under the Condominium Documents have been paid; and (b) stating whether or not to the best knowledge of the Condominium Board (i) there is a continuing default by Borrower in the performance or observance of any covenant, agreement or condition contained in the Condominium Documents, or (ii) there shall have occurred any event that, with the giving of notice or passage of time or both, would become such a default, and, if so, specifying each such default or occurrence of which the Condominium Board has knowledge;

(ix)	Borrower shall have delivered to Lender all amounts set forth on that certain settlement statement executed by Borrower in connection with this Agreement as of the date hereof;

(x)
All of the representations, warranties, covenants and agreements contained in the Loan Documents shall be true and correct in all material respects as of the date hereof, except to the extent that such representation and warranty specifically refers to financial statements which were required to be delivered as of a prior date; and

(xi)	Borrower and Guarantor shall have delivered to Lender such other documents, materials, agreements or information as Lender may reasonably require.
3.     Borrower and Guarantor hereby represent, warrant and covenant to Lender and the other Noteholders that, as of the date hereof:
(i)     There is no pending, nor, to Borrower or Guarantor's knowledge, is there any threatened, litigation proceeding involving the Property or Borrower's ownership, development, operation or maintenance thereof, which proceedings, if determined against Borrower or any Individual Property, would reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of Borrower or the condition or ownership of the Properties (taken as a whole).
(ii)     There are no offsets, counterclaims or defenses against the Debt, this Agreement or the other Loan Documents, and no Default or Event of Default exists under the Loan Documents.
(iii)     The outstanding principal amount of the Note A-1 is $68,562,933.53, the outstanding principal amount of the Note A-2 is $63,288,861.72, the outstanding principal amount of the Note B-1 is $24,089,679.35 and the outstanding principal amount of the Note B-2 is $22,236,627.09.
(iv)     Each Security Instrument, as modified by the applicable Security Instrument Amendment, constitutes, and shall continue to be, a valid, first priority, perfected lien on the applicable Individual Property.
(v)     To Borrower's knowledge, each of the Undelivered Items (as defined in that certain Undelivered Items Letter Agreement, dated as of November 10, 2006, from Borrower to Original Lender) have been delivered to Lender.
(vi)     Each Management Agreement (as defined in the Loan Agreement) is in full force and effect according to its terms, is the valid and binding obligation of Borrower and the applicable Manager, and, except as set forth on Schedule 3(vi) attached hereto, has not been modified, amended or supplemented since the Closing Date. With respect to each Individual Property, except as set forth on Schedule 3(vi) attached hereto, there exist no other agreements between Borrower and the applicable Manager currently in effect concerning Manager's management and operation of the Property. No party under the Management Agreement is in default under the Management Agreement.

(vii)     Each Franchise Agreement (as defined in the Loan Agreement) is in full force and effect according to its terms, is the valid and binding obligation of Borrower and the applicable Franchisor, and, except as set forth on Schedule VII attached hereto, has not been modified, amended or supplemented since the Closing Date. With respect to each Individual Property, except as set forth on Schedule VII attached hereto, there exist no other agreements between Borrower and the applicable Franchisor currently in effect concerning Borrower's franchise, other than the applicable comfort letter between Borrower, Lender and the applicable Franchisor. No party under the Franchise Agreement is in default under the Franchise Agreement.
(viii)     Each Ground Lease (as defined in the Loan Agreement) is in full force and effect according to its terms, is the valid and binding obligation of Borrower and the applicable Ground Lessor, and, except as set forth on Schedule XII attached hereto, has not been modified, amended or supplemented since the Closing Date. With respect to each Individual Property, except as set forth on Schedule XII attached hereto, there exist no other agreements between Borrower and the applicable Ground Lessor currently in effect concerning the Ground Lease. No party under the Ground Lease is in default under the Ground Lease.
(ix)     Each Operating Lease (as defined in the Loan Agreement) is in full force and effect according to its terms, is the valid and binding obligation of Hotels and Leasing, and, except as set forth on Schedule VIII attached hereto, has not been modified, amended or supplemented since the Closing Date. With respect to each Individual Property, except as set forth on Schedule VIII attached hereto, there exist no other agreements between Hotels and Leasing currently in effect concerning the Operating Lease. No party under the Operating Lease is in default under the Operating Lease.
(x)     The Condominium Documents (as defined in the Loan Agreement) are in full force and effect according to their terms, are the valid and binding obligations of Borrower, and have not been modified, amended or supplemented since the Closing Date. No party under the Condominium Documents is in default under the Condominium Documents.
(xi)     Notwithstanding anything to the contrary set forth in Section 2.7 of the Loan Agreement, the Release Parcel (as defined in Section 2.7 of the Loan Agreement) was not owned by Borrower at the time of the origination of the Loan and was not encumbered by the lien of the Security Instrument encumbering the San Antonio Property (the “SA Security Instrument”). The parcel described in the legal description attached as Exhibit A to the SA Security Instrument is the same as the parcel described in the legal description attached as Exhibit A to that certain Correction Deed, dated as of November 5, 2009, and effective as of December 31, 1998, executed by FelCor Hotel Asset Company, L.L.C., a Delaware limited liability company, and Lender received an insured first lien on such property described in Exhibit A to the SA Security Instrument pursuant to Title Insurance Policy Number: M-5894-000406928 issued by Stewart Title Guaranty Company.

4.     Amendment to Loan Agreement.
(i)    The following defined terms in Section 1.1 of the Loan Agreement are hereby each deleted in their entirety: “Release Cap”, “Release Property”, “Replacement Amount”, “Substitute Allocated Loan Amount”, “Substitution Cap” and “Substitute Property”.

(ii)     The following defined terms in Section 1.1 of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

(A)
“FF&E Expenditures Event” shall mean, with respect to an Individual Property, the delivery by the applicable Manager and/or Franchisor of a notice to Borrower that amounts are required to be deposited with the applicable Manager and/or Franchisor in connection with FF&E and Capital Expenditures; provided, however, an FF&E Expenditures Event shall not be deemed to occur (or shall be deemed to have ended) upon receipt by Lender from the applicable Manager and/or Franchisor of evidence that such deposits have been (and/or are continuing to be) delivered to the applicable Manager and/or Franchisor.

(B)
“Lockbox Period” shall mean the period commencing upon the occurrence of a Lockbox Trigger Event and ending upon the earlier to occur of (i) the occurrence of a Lockbox Trigger Event Cure and (ii) the indefeasible satisfaction of the Debt.

(C)
“Lockbox Trigger Event” shall mean (i) an Event of Default or (ii) if, at any time during the Additional Extension Terms, Lender elects, in its sole and absolute discretion, to implement additional control over the Gross Income from Operations.

(D)	“Lockbox Trigger Event Cure” shall mean an election by Lender, in its sole and absolute discretion, to terminate additional control over the Gross Income from Operations.

(E)
“Maturity Date” shall mean the Payment Date occurring in November, 2008, or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise; provided, however, upon compliance with the Extension Criteria, Borrower shall have the right to extend the Maturity Date for three (3) additional periods of one (1) year each (each, an “Extension Term”) and, provided, further, however, upon compliance with the Additional Extension Criteria, Borrower shall have the right to extend the Maturity Date for three (3) additional consecutive periods (a) to the Payment Date occurring in February, 2012 (the “4th Extension Term”), (b) provided the 4th Extension

Term commenced, to the Payment Date occurring in May, 2013 (the “5th Extension Term”), and (c) provided the 5th Extension Term commenced, to the Payment Date occurring in November, 2013 (the “6th Extension Term”).

(F)
“Note B Eurodollar Rate” shall mean (a) with respect to any Interest Period prior to the commencement of the 4th Extension Term, an interest rate per annum equal to LIBOR plus 1.60%, (b) with respect to any Interest Period during the 4th Extension Term and the 5th Extension Term, an interest rate per annum equal to LIBOR plus 6.50% and (c) with respect to any Interest Period during the 6th Extension Term, an interest rate per annum equal to LIBOR plus 9.00%. For the avoidance of doubt, in the event of the occurrence of any Additional Extension Term in which the Note B Eurodollar Rate increases on the commencement of such Additional Extension Term, the increase in rate shall be effective as of the commencement date of the applicable Extension Term.

(G)
“Release Price” shall mean an amount equal to, with respect to the sale of an Individual Property, the greater of (i) the Net Sales Proceeds of such Individual Property and (ii) the release price set forth on the Approved Schedule of Release Prices.

(iii)    The following defined terms are hereby incorporated into Section 1.1 of the Loan Agreement:

(A)
“6th Extension Principal Paydown” shall mean the principal required to be applied to the outstanding principal balance of the Loan to cause the Debt Yield with respect to the Loan to be no less than fifteen percent (15%) as of the date of the determination of such Debt Yield, which date shall be no more than forty-five (45) days prior to the commencement of the 6th Extension Term. Lender's calculation of the amount of the 6th Extension Principal Paydown and the Debt Yield, and all component calculations thereof, shall be determined by Lender in its sole discretion and shall be conclusive and binding on Borrower absent manifest error.

(B)
“Actual Monthly CapEx Spend Amount” shall mean, with respect to an Applicable Determination Month (commencing with the Applicable Determination Month of October 2011), an amount equal to the Capital Expenditures actually paid in such month by Borrower with respect to the Properties (i) which are then subject to the lien of a Security Instrument and (ii) for which a FF&E Expenditures Event has not occurred.

(C)
“Additional Extension Criteria” shall mean (a) with respect to the 4th Extension Term, (i) no Event of Default has occurred and is continuing under the Loan, (ii) this Agreement and the other Amendment Documents are executed and delivered by the respective parties thereto and (iii) Borrower shall pay to Lender, on or before the commencement of the 4th Extension Term, an amount equal to Twenty Million Dollars ($20,000,000.00) (the “4th Extension Principal Paydown”), which amount shall be applied in accordance with the terms of Section 2.3.1 hereof to the outstanding principal balance of each of the Notes on a pro-rata, pari-passu basis; (b) with respect to the 5th Extension Term, (i) no Event of Default has occurred and is continuing under the Loan, (ii) Borrower sends Lender a written request at least ten (10) days, but not more than ninety (90) days, prior to the expiration of the existing extension term, (iii) Borrower shall pay to Lender, on or before the commencement of the 5th Extension Term, an amount equal to Five Million Dollars ($5,000,000.00) (the “5th Extension Principal Paydown”), which amount shall be applied in accordance with the terms of Section 2.3.1 hereof to the outstanding principal balance of each of the Notes on a pro-rata, pari-passu basis and (iv) Borrower shall have delivered, or caused to be delivered to Lender the Post Modification Manager Estoppels (which requirement may be waived by Lender, in its sole and absolute discretion, in writing at any time upon request of Borrower), and (c) with respect to the 6th Extension Term, (i) no Event of Default has occurred and is continuing under the Loan, (ii) Borrower sends Lender a written request at least thirty (30) days, but not more than one hundred twenty (120) days, prior to the expiration of the existing extension term and (iii) Borrower shall pay to Lender, on or before the commencement of the 6th Extension Term, an amount equal to the 6th Extension Principal Paydown, which amount shall be applied in accordance with the terms of Section 2.3.1 hereof to the outstanding principal balance of each of the Notes on a pro-rata, pari-passu basis; provided, however, if Borrower fails to exercise any extension option in accordance with the provisions of this Agreement, such extension option, and any subsequent extension option hereunder, will automatically cease and terminate.

(D)	“Additional Extension Terms” shall mean, collectively, the 4th Extension Term, the 5th Extension Term and the 6th Extension Term.

(E)
“Aggregate CapEx Reserve Credit Shortfall” shall mean, as of the date of determination, (i) the sum of all CapEx Reserve Monthly Credit Shortfalls (including the CapEx Reserve Monthly Credit Shortfall for the Applicable Determination Month) less (ii) the sum of all Monthly CapEx Reserve Make-Whole Credits for previous months (including the Monthly CapEx Reserve Make-Whole Credit for the Applicable Determination Month).

(F)	“Applicable Determination Month” shall have the meaning set forth in the defined term “NCF Payment” below.

(G)
“Approved Closing Costs” shall mean with respect to the sale of an Individual Property (other than a Required Retained Property), the sum of (i) all reasonable and customary closing costs and adjustments not to exceed the lesser of: (a) three percent (3%) of the applicable Gross Sale Proceeds, or (b) the amount actually incurred and paid by Borrower (and not subject to reimbursement by the applicable purchaser) and reasonably approved by Lender, including, without limitation, title insurance premiums and charges, the contributions made by Borrower to buyer's closing costs, broker's commissions, attorneys' fees, recording charges, transfer taxes and other customary closing costs (but expressly excluding any approved holdback or any amount Borrower is required to pay on account of real estate taxes and/or ground rent) and (ii) the Brand Termination Payment.

(H)	“Approved Schedule of Release Prices” shall mean the schedule of minimum release prices set forth on Schedule I attached to the Second Modification Agreement.

(I)
“Brand Termination Payment” shall mean, with respect to each Individual Property, the applicable termination payment set forth on Schedule III attached to the Second Modification Agreement together with such other amounts actually paid by Borrower to Manager in connection with the termination of the applicable Management Agreement, each as reasonably approved by Lender.

(J)
“CapEx Cash Flow Monthly Credit Amount” shall mean, with respect to an Applicable Determination Month (commencing with the Applicable Determination Month of October 2011), (A) to the extent NCF After Debt Service is greater than zero, the lesser of (i) the Monthly CapEx Reserve Credit and (ii) the NCF After Debt Service and (B) to the extent NCF After Debt Service is less than or equal to zero, then zero.

(K)
“CapEx Reserve Monthly Credit Shortfall” shall mean, with respect to an Applicable Determination Month (commencing with the Applicable Determination Month of October 2011), an amount equal to the positive difference, if any, between (i) the Monthly CapEx Reserve Credit less (ii) the CapEx Cash Flow Monthly Credit Amount for such month.

(L)
“Cumulative Actual CapEx Spend Amount” shall mean, as of the date of determination, the sum of the Actual Monthly CapEx Spend Amounts (including the Actual Monthly CapEx Spend Amount for the Applicable Determination Month).

(M)	“Cumulative CapEx Reserve Credit” shall mean, as of the date of determination, the lesser of (i) the Cumulative Synthetic CapEx Reserve Amount and (ii) the Cumulative Actual CapEx Spend Amount.

(N)
“Cumulative Synthetic CapEx Reserve Amount” shall mean, as of the date of determination, the sum of the Synthetic Monthly CapEx Reserve Amounts (including the Synthetic Monthly CapEx Reserve Amount for the Applicable Determination Month). It being understood that the first Synthetic Monthly CapEx Reserve Amount shall be with respect to the Applicable Determination Month of October 2011.

(O)
“Current Pay Interest Rate” shall mean either (i) (a) with respect to Note A, the Note A Eurodollar Rate and (b) with respect to Note B, with respect to any Interest Period, an interest rate per annum equal to LIBOR plus 1.60% or (ii) the Adjusted Interest Rate with respect to any period when the Loan shall bear interest at the Adjusted Interest Rate in accordance with the provisions of Section 2.2.3 herein, as applicable; provided, however, that during any period in which an Event of Default is continuing, the Current Pay Interest Rate shall be the Default Rate.

(P)
“Debt Yield” shall mean, as of any date of determination, a fraction (a) whose numerator is the Net Operating Income for the most recently available twelve (12) month period preceding the date of calculation as set forth in the financial statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Properties, or (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of four percent (4%) of Gross Income from Operations or (2) the actual management fees incurred and (B) the greater of (1) assumed Replacement Reserve Fund contributions equal to 4% of Gross Income from Operations (without regard to whether such contributions are suspended pursuant to the terms of Section 7.3 hereof), (2) actual Replacement Reserve Fund contributions pursuant to the terms hereof and (3) contributions for Capital Expenditures required pursuant to the Management Agreements and the Franchise Agreements, and (b) whose denominator is the outstanding principal amount of the Loan.

(Q)
“Distribution” shall mean any distributions, payments, dividends, proceeds, disbursements or other consideration arising from or to be made in connection with any direct or indirect membership or other equity interest in Borrower.

(R)
“Gross Sales Proceeds” shall mean the contract sales price of an Individual Property (other than a Required Retained Property) set forth in an arms-length contract of sale with an unaffiliated third party purchaser.

(S)	“Modification Date” shall mean October 27, 2011.

(T)
“Monthly CapEx Reserve Credit” shall mean, with respect to an Applicable Determination Month (commencing with the Applicable Determination Month of October 2011), an amount equal to the positive difference between (a) the Cumulative CapEx Reserve Credit for the Applicable Determination Month less (b) the Cumulative CapEx Reserve Credit for the immediately prior month; provided, however, with respect to the Applicable Determination Month of October 2011, the Monthly CapEx Reserve Credit shall be an amount equal to the lesser of (i) the applicable Synthetic Monthly CapEx Reserve Amount and (ii) the applicable Actual Monthly CapEx Spend Amount.

(U)
“Monthly CapEx Reserve Make-Whole Credit Amount” shall mean, with respect to an Applicable Determination Month (commencing with the Applicable Determination Month of October 2011), in the event NCF After Debt Service less the CapEx Cash Flow Monthly Credit Amount (the “Available Make-Whole Funds”) is (i) less than or equal to zero, then an amount equal to zero, (ii) greater than zero but less than the Aggregate CapEx Reserve Credit Shortfall, an amount equal to the Available Make-Whole Funds or (iii) greater than or equal to the Aggregate CapEx Reserve Credit Shortfall, an amount equal to the Aggregate CapEx Reserve Credit Shortfall for the previous month.

(V)
“Net Sales Proceeds” shall mean the amount, if any, by which the Gross Sale Proceeds from a sale of an Individual Property (other than a Required Retained Property) exceeds the Approved Closing Costs for the sale of such Individual Property.

(W)	“NCF” for any period shall mean the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

(X)
“NCF After Debt Service” shall mean, NCF for the Applicable Determination Month less the sum of (i) Debt Service and actual Reserve Fund Deposits delivered to Lender on the Payment Date occurring during the Applicable Determination Month and (ii) amounts deposited with Manger, if any, with respect to reserve funds for Capital Expenditures for the Applicable Determination Month.

(Y)
“NCF Payment” shall mean, with respect to a Payment Date, a payment by Borrower to Lender in an amount equal to the NCF After Debt Service for the calendar month that is two (2) calendar months prior to the calendar month in which the applicable Payment Date occurs (the “Applicable Determination Month”) less the sum of (i) the applicable CapEx Cash Flow Monthly Credit Amount and (ii) the applicable Monthly CapEx Reserve Make-Whole Credit Amount (if any), such amounts to be calculated by Borrower based on the applicable Monthly Income Report and subject to Lender's review in its sole but good faith discretion. It being understood that in no event shall the amount of an NCF Payment be less than zero. For the avoidance of doubt, the NCF Payment due on the Payment Date occurring in April, 2012 shall be in an amount equal to the NCF After Debt Service generated by the Property during the month of February, 2012 less the sum of (i) the applicable CapEx Cash Flow Monthly Credit Amount and (ii) the applicable Monthly CapEx Reserve Make-Whole Credit Amount (if any). Therefore, the Applicable Determination Month of a Payment Date occurring in April, 2012 is February, 2012.

(Z)
“NCF Error Payment” shall mean, with respect to a Payment Date, an amount equal to the positive difference of (i) the NCF Payment for the Applicable Determination Month as determined by Lender in its sole but good faith discretion after Lender's review of the Monthly Income Report, less (ii) the amount of the actual NCF Payment delivered by Borrower to Lender with respect to the Applicable Determination Month, in each case taking into consideration the applicable CapEx Cash Flow Monthly Credit Amount and the applicable Monthly CapEx Reserve Make-Whole Credit Amount (if any). For the avoidance of doubt, any required NCF Error Payment with respect to an Applicable Determination Month would be payable by Borrower to Lender on the Payment Date immediately following the Payment Date in which the NCF Payment with respect to the same Applicable Determination Month would have been due.

(AA)	“Post Modification Manager Estoppels” shall mean estoppels, in form and substance substantially similar to the form of estoppel attached to the Second Modification Agreement as Exhibit B, from each Manager of each Individual Property other than Embassy Suites Dallas - Love Field, located at 3880 W. Northwest Hwy, Dallas, TX 75220.

(BB)
“Required Retained Property” shall mean each of the following Individual Properties: (i) Embassy Suites Dallas - Love Field, located at 3880 W. Northwest Hwy, Dallas, TX 75220, (ii) Embassy Suites Deerfield Beach Resort & Spa, located at 950 South Ocean Drive (previously known as 950 SE 20th Ave.), Deerfield Beach, FL 33441 and (iii) The Mills House Hotel, a Holiday Inn, located at 115 Meeting Street, Charleston, SC 29401.

(CC)	“Second Modification Agreement” shall mean that certain Second Amendment to Loan Agreement and Other Loan Documents, dated as of the Modification Date.

(DD)
“Synthetic Monthly CapEx Reserve Amount” shall mean, with respect to an Applicable Determination Month (commencing with the Applicable Determination Month of October 2011), an amount equal to four percent (4%) of the Gross Income from Operations for such month for the Properties (i) which are then subject to the lien of a Security Instrument and (ii) for which a FF&E Expenditures Event has not occurred.

(iv)    Section 2.2.1(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following: 2.2.1(a) Interest. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to the end of the Interest Period in which the Maturity Date occurs at the Applicable Interest Rate. Monthly installments of interest only (based on the Current Pay Interest Rate only) shall be paid on each Payment Date commencing on the Payment Date occurring in December, 2006 and on each subsequent Payment Date thereafter up to and including the Maturity Date for the Interest Period in which such Payment Date or Maturity Date occurs. Interest on the outstanding principal amount of the Loan for the period through and including November 14, 2006 shall be paid by Borrower on the Closing Date. The outstanding principal balance of the Loan together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date (including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through the end of the Interest Period during which the Maturity Date occurs (even if such period extends beyond the Maturity Date). Interest accruing hereunder in excess of the Current Pay Interest Rate, if any, shall (x) on each Payment Date, immediately commence earning interest at the Applicable Interest Rate to the extent permitted by law and (y) to the extent remaining unpaid at the Maturity Date, be due and payable in full on the Maturity Date.
(v)    The lead-in sentence of Section 2.3.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following: On any Business Day occurring after the Lockout Date, Borrower may, at its option, prepay the Loan in whole or in part, upon satisfaction of the following conditions:.

(vi)     The following shall be incorporated into the Loan Agreement as Section 2.4(g): (g) Notwithstanding anything contained in this Section 2.4 to the contrary, Borrower shall not be required to obtain, or cause to be obtained, or maintain, an Interest Rate Cap Agreement pursuant to this Section 2.4 during the Additional Extension Terms.
(vii)     Section 2.5.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
2.5.1     Release of Individual Property.
Provided no Event of Default has occurred and is continuing, after the expiration of the Lockout Period, Borrower may obtain the release of an Individual Property (other than any Required Retained Property) from the Lien of the Security Instrument thereon (and related Loan Documents) and the release of Borrower's obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive), but only upon the satisfaction of each of the following conditions:
(a)    Borrower shall provide Lender with at least thirty (30) days but no more than ninety (90) days prior written notice of its request to obtain a release of the Individual Property;
(b)    Notwithstanding the other provisions of this Section 2.5, if a Securitization has occurred, the release of the Individual Property shall satisfy all applicable REMIC Requirements (defined below) and Borrower shall deliver to Lender an opinion of counsel that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining that the Loan will not fail to maintain its status as a qualified mortgage within the meaning of Code Section 860G(a)(3) as a result of the release of the applicable Individual Property. As used herein, “REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, any constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein)).
(c)    Lender shall have received a wire transfer of immediately available federal funds in an amount equal to the Release Price for the applicable Individual Property to be applied on a pro-rata, pari-passu basis to the outstanding principal balance of the Notes, together with (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the Prepayment Date, (ii) the Interest Shortfall, if applicable, with respect to the amount prepaid, (iii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (ii); and (iii) all other sums due under this Agreement, the Note or the other Loan Documents in connection with such release;
(d)    Borrower shall submit to Lender, not less than five (5) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release shall be in a form appropriate in each State in which the Individual Property is located and shall contain standard provisions, if any, protecting the rights of Lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer's Certificate certifying that (i) such documentation is in compliance with all applicable Legal Requirements, and (ii) the release will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(e)    After giving effect to such release, Lender shall have determined that the Debt Service Coverage Ratio for the Properties then remaining subject to the Lien of a Security Instrument (not including the Individual Property to be released) shall be at least equal to the Debt Service Coverage Ratio for all of the Properties (including the Individual Property to be released) for the twelve (12) full calendar months immediately preceding the release of the Individual Property, which determination shall be made after giving effect to (i) such release and (ii) any additional voluntary prepayment made by Borrower, but only to the extent necessary to meet such minimum Debt Service Coverage Ratio. If Borrower shall make such voluntary prepayment, such prepayment shall be made in accordance with Section 2.3.1(b);

(f)    Lender shall have received evidence that the Individual Property to be released shall be conveyed to a Person other than Borrower or Principal;

(g)    In the event the Individual Property to be released is subject to an Operating Lease along with one or more additional Properties, Lender shall have received a certified copy of an amendment to the Operating Lease reflecting the deletion of the Individual Property to be released;

(h)    After giving effect to such release, Lender shall have determined that the outstanding principal balance of the Loan shall not be less than $60,000,000.00;

(i)    Lender shall have received payment of all Lender's reasonable out of pocket costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the release of the Individual Property from the lien of the related Security Instrument and the review and approval of the documents and information required to be delivered in connection therewith.

(viii)     Section 2.6 of the Loan Agreement is hereby deleted in its entirety and replaced with the following: Section 2.6 [Intentionally omitted].
(ix)     Section 3.6 of the Loan Agreement is hereby deleted in its entirety and replaced with the following: Section 3.6 Excess Cash Flow Prior to the Lockbox Period.
(a)    From and after the Modification Date until the commencement of a Lockbox Period, Borrower shall deliver to Lender on each Payment Date (i) a report detailing Borrower's calculation of the NCF After Debt Service and each of the CapEx Cash Flow Monthly Credit Amount and the Monthly CapEx Reserve Make-

Whole Credit Amount (and the respective components thereof) for the calendar month in which the second preceding Payment Date occurred (including, without limitation, Borrower's calculation of Net Operating Income, Gross Income from Operations, Capital Expenditures and Operating Expenses), which such report shall include an Officer's Certificate of Borrower in form substantially similar to the form attached to the Second Modification Agreement as Exhibit A and such other documents evidencing and/or supporting Borrower's calculations as reasonably requested by Lender (such report together with the applicable Officer's Certificate, a “Monthly Income Report”), (ii) the applicable NCF Payment and (iii) any NCF Error Payment. Each Monthly Income Report shall be subject to the review and approval of Lender, in its sole and absolute discretion. For the avoidance of doubt and illustrative purposes only, Exhibit C attached to the Second Modification Agreement sets forth the application of the calculation of the NCF Payment (assuming no NCF Error Payments), and the components thereof, based on hypothetical variables for Gross Income From Operations, Operating Expenses, Debt Service and Actual Monthly CapEx Spend Amounts, and in no event shall Exhibit C attached to the Second Modification Agreement be deemed to reflect anticipated NCF Payments, extensions of the Maturity Date or otherwise modify the terms set forth herein and in the other Loan Documents.

(b)    Provided no Event of Default is then continuing, each NCF Payment and NCF Error Payment received by Lender shall be applied on a pro-rata, pari-passu basis to the outstanding principal balance of the Notes.

(c)    Borrower acknowledges that the provisions of this Section 3.6 shall not be subject to the exculpation provisions of Section 9.4(a) hereof.

(x)     Section 3.7(b)(viii) of the Loan Agreement is hereby deleted in its entirety and replaced with the following: Eighth, subject to the terms of Section 3.19 hereof, all amounts remaining in the Lockbox Account after deposits for items (i) through (vii) above for the current month and all prior months shall be disbursed by Lender on the Payment Date to be applied on a pro-rata, pari-passu basis to the outstanding principal balance of the Notes (it being understood that no consent of, or notice to, Borrower shall be required in connection therewith).
(xi)    Section 3.15 of the Loan Agreement is hereby deleted in its entirety and replaced with the following: Section 3.15 [Intentionally omitted].
(xii)     Section 3.16 of the Loan Agreement is hereby deleted in its entirety and replaced with the following: Section 3.16 [Intentionally omitted].
(xiii)     The following shall be incorporated into the Loan Agreement as Section 5.1.27: 5.1.27 FF&E Expenditures Event. Borrower shall notify Lender within five (5) Business Days of Borrower's receipt of notice that an FF&E Expenditures Event has occurred.

(xiv)     The following shall be incorporated into the Loan Agreement as Section 5.2.11: 5.2.11 No Distributions. So long as the Loan remains outstanding, Borrower shall not make any Distributions from any income produced by or otherwise generated in connection with the use and/or operation of the Property.
(xv)     Section 9.4(a)(vi) of the Loan Agreement is hereby deleted in its entirety and replaced with the following: (vi) impair the right of Lender to enforce the provisions of Section 10.2 of the Security Instruments or Sections 3.6, 4.1.8, 4.1.28, 5.1.9 and 5.2.8 hereof;
(xvi)     Section 9.4(b)(xii) of the Loan Agreement is hereby deleted in its entirety and replaced with the following: (xii) (A) if any Ground Lease is modified or terminated other than in accordance with the terms hereof and (B) any breach of the representations made by Borrower set forth in Section 3(vi) of the Second Modification Agreement; provided, however, that Borrower shall have no liability hereunder with respect to clause (xii)(B) above to the extent Borrower has delivered, or caused to be delivered, to Lender an estoppel certificate from the Manager of each Individual Property in form and substance reasonably acceptable to Lender;
(xvii)     Section 9.4(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following: (c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in Subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the obligation to repay the Debt shall become a personal recourse obligation of Borrower (i) in the event of Borrower's or Principal's default under Section 4.1.35 hereof (such that such failure was considered by a court as a factor in the court's finding for a consolidation of the assets of Borrower or Principal with the assets of another Person) or any Transfer in violation of the provisions of Section 5.2.10 hereof or Article 7 of the Security Instruments, (ii) if any Individual Property or any part thereof shall become an asset, or if Borrower, Principal or any Ground Lessor Affiliated with Borrower shall be a debtor, in (A) a voluntary bankruptcy or insolvency proceeding or (B) an involuntary bankruptcy or insolvency proceeding commenced by any Person (other than Lender) and, with respect to such involuntary proceeding, Borrower consents or fails to object to such proceedings) or if Borrower, Principal or Ground Lessor, has acted in concert with, colluded or conspired with the party to cause the filing of such involuntary proceeding, (iii) an Event of Default contemplated by Section 8.1(a)(xi)(b), 8.1(a)(xi)(c) or 8.1(a)(xxiv)(b) hereof has occurred (unless caused by, or at the request of Lender); provided, however, with respect to this Section 9.4(c)(iii) only, Borrower shall only be liable on a recourse basis for the Allocated Loan Amounts (plus interest thereon and costs and expenses relating thereto) of the Individual Properties that were the cause of such Event of Default or (iv) if, following an Event of Default, Borrower, Guarantor or any of their respective principals or Affiliates, files or commences, or consents to the filing or commencement of, any action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, at law or in equity, to delay, oppose, impede, obstruct, enjoin or otherwise interfere with the exercise by Lender of any of Lender's rights and remedies with respect to the Loan or the Loan Documents.

(xviii)     Schedules VII, VIII, IX and XII attached to the Loan Agreement are each hereby deleted in their entirety and replaced with Schedules VII, VIII, IX and XII attached to the Second Modification.
5.     4th Extension Term. The Noteholders acknowledge the exercise by Borrower of the fourth extension option in accordance with the terms of the Loan Agreement, as modified by this Agreement, and the parties hereto acknowledge and agree that upon Lender's receipt of the 4th Extension Principal Paydown (together with all other amounts required to be paid to Lender in accordance with the terms of Section 2.3.1 of the Loan Agreement) on the date hereof, the Maturity Date of the Loan shall be automatically extended to the Payment Date occurring in February, 2012. Notwithstanding the foregoing, the parties hereto acknowledge and agree that all amounts, other than the amount of the 4th Extension Principal Paydown, required to be paid to Lender in accordance with the terms of Section 2.3.1 of the Loan Agreement in connection with the 4th Extension Principal Paydown, including, without limitation, all Interest Shortfall, may be paid by Borrower on the Payment Date occurring in November, 2011.
6.     Representations, Warranties, and Covenants. Borrower and Guarantor agree that all of the representations, warranties, and covenants contained in the Loan Documents continue to be true and correct in all material respects as of the date hereof (except to the extent that such representation and warranty specifically refers to financial statements which were required to be delivered as of a prior date) and Borrower and Guarantor hereby agree to continue to be bound by the representations, warranties, and covenants on and after the date hereof. Borrower and Guarantor agree that any default under this Agreement, or any other Amendment Document, shall constitute an Event of Default under the Loan Documents.
7.    Execution, Delivery and Enforceability. This Agreement and the other Amendment Documents has been duly executed and delivered by Borrower and Guarantor and is the legal, valid and binding obligation of Borrower and Guarantor, enforceable in accordance with its terms, except as enforceability may be affected by applicable bankruptcy, insolvency, and similar proceedings affecting the rights of creditors generally, and general principles of equity. Each of Borrower and Guarantor have the full power and authority to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by each of Borrower and Guarantor (i) has been duly and validly authorized by all necessary action on the part of each of Borrower and Guarantor, (ii) does not conflict with any judgment, order or decree of any court or arbiter in any proceeding to which Borrower or Guarantor is a party, and (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Borrower or Guarantor is bound or to which it is a party. No consent of any Person not a party hereto, including, without limitation, any Franchisor, any Manager, the Condominium Manager, the Condominium Board or any Ground Lessor, is required for Borrower or Guarantor to enter into and perform this Agreement and the other Amendment Documents, or if such consent is required, such consent has been delivered to Lender, and each of Borrower and Guaranty hereby agrees to and does indemnify, defend and hold harmless Servicer, Lender and each of the Noteholders from and against any and all loss, damage or liability whatsoever, including, without limitation, attorneys' fees and costs, arising from any failure to obtain the consent of any such Person or entity which is not a party hereto.

8.    Costs and Expenses. Borrower shall pay, on demand, all reasonable, actual, out-of-pocket costs and expenses of Servicer, Lender and each of the Noteholders (including reasonable fees, costs and expenses of counsel to Servicer, Lender and each of the Noteholders) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Amendment Documents, the closing of the modification of the Loan and the transactions contemplated thereby.
9.    Conflicts. Except as expressly modified pursuant to this Agreement (and the other Amendment Documents), all of the terms, covenants and provisions of the Loan Agreement and the other Loan Documents shall continue in full force and effect. In the event of any conflict or ambiguity between the terms, covenants, and provisions of this Agreement and those of the Loan Agreement or the other Loan Documents, the terms, covenants, and provisions of this Agreement shall control.
10.    Ratification. (a) Borrower hereby ratifies and confirms to Lender and each of the Noteholders that all of the terms, representations, warranties, covenants, indemnifications and provisions of the Loan Documents are and shall remain in full force and effect, and are true and correct with respect to Borrower without change except as otherwise expressly and specifically modified by this Agreement. Borrower hereby agrees to continue to be bound by terms, representations, warranties, covenants, indemnifications and provisions of the Loan Documents.
(b) Guarantor hereby ratifies and confirms to Lender and each of the Noteholders that all of the terms, representations, warranties, covenants, indemnifications and provisions of the Loan Documents, including without limitation, the Guaranty and the Environmental Indemnity (as defined in the Loan Agreement), are and shall remain in full force and effect, and are true and correct with respect to Guarantor without change except as otherwise expressly and specifically modified by this Agreement. Guarantor hereby agrees to continue to be bound by terms, representations, warranties, covenants, indemnifications and provisions of the Loan Documents, including, without limitation, the Guaranty and the Environmental Indemnity, as expressly and specifically modified by this Agreement, including, without limitation, the incorporation of any modifications to Sections 9.4(b)(xii) and 9.4(c) of the Loan Agreement into the Guaranty.
11.    No Waiver or Modification. The parties hereto agree that, except as specifically set forth herein, this Agreement (i) does not amend, waive, satisfy, terminate, diminish or otherwise modify any of the terms, conditions, provisions and/or agreements contained in the Loan Documents and (ii) does not constitute a waiver, release or limitation upon Lender's exercise of any of its rights and remedies under the Loan Documents, all of which are hereby expressly reserved. This Agreement shall not relieve or release the Borrower or Guarantor in any way from any of their respective duties, obligations, covenants or agreements under the Loan Documents or from the consequences of any Event of Default thereunder.
12.    Governing Law. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State of New York and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of New York and the applicable laws of the United States of America.

13.    No Oral Change. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of any party hereto, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.
14.    Liability; Successors and Assigns. If any party hereto consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns forever.
15.    Inapplicable Provisions. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.
16.    Recitals, Exhibits, Schedules, Headings, etc. The Recitals set forth above are true and correct and are hereby incorporated into the body of this Agreement by reference. All exhibits and schedules attached hereto are incorporated in this Agreement and are expressly made a part hereof. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.
17.    Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. Any counterpart delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement.
18.    Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.
19.    Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto and supercedes all prior agreements and understandings among the parties hereto relating to the subject matter hereof (other than the Loan Documents). Accordingly, this Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties hereto. There are no unwritten or oral agreements between the parties hereto.
20.     Release and Waiver of Claims, Defenses and Rights of Set Off. Each of Borrower and Guarantor acknowledge that Servicer, Lender and each of the Noteholders have performed all obligations and duties owed to Borrower and Guarantor under the Loan Documents, if any, through the date hereof, and each of Borrower and Guarantor further acknowledge, represent and warrant that neither of Borrower nor Guarantor have any claim, cause of action, defense or right of set off against Servicer, Lender or any of the Noteholders, and, to the extent that any such party has any such rights, as additional consideration for entering into this Agreement, each of Borrower and Guarantor hereby unconditionally and irrevocably forever releases, waives and forever discharges Servicer, Lender and each of the Noteholders (together with each of their predecessors, successors and assigns, each of their Affiliates and each of their officers, directors, employees, agents and representatives) (each, a “Releasee” and, collectively, the “Releasees”) from any action, cause of action, suit, debt, defense, right of set off or other claim arising on or prior to the date hereof, whatsoever, in law or in equity, arising out of or in connection with this Agreement (including, without limitation, the negotiation of this Agreement and the Amendment Documents) and/or the other Loan Documents, known or unknown against the Releasees.
21.     Covenant Not to Sue. Each of Borrower and Guarantor, on behalf of itself and its successors, assigns, Affiliates and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that neither Borrower (nor any of its successors, assigns, Affiliates or other legal representatives) nor Guarantor (nor any of its successors, assigns, Affiliates or other legal representatives) will sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any claim released, remised and discharged by such Borrower pursuant to Section 20 above. If either of Borrower (or any of its successors, assigns, Affiliates or other legal representatives) or Guarantor (or any of its successors, assigns, Affiliates or other legal representatives) violates the foregoing covenant, such party agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable attorneys' fees and costs incurred by any Releasee as a result of such violation.
22.     No Novation. The parties do not intend this Agreement nor the transactions contemplated hereby to be, and this Agreement and the transactions contemplated herby shall not be construed to be, a novation of any of the obligations owing by the Borrower under or in connection with the Loan Documents. Further, the parties do not intend this Agreement nor the transactions contemplated hereby to affect the priority of Lender's first priority lien in any of the collateral securing the Note in any way, including, without limitation, the liens, security interests and encumbrances created by the Security Instrument and the other Loan Documents.
Each party hereto acknowledges that it has participated in the negotiation of this Agreement, and agrees that no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated or drafted such provision. Each of the parties hereto at all times have had access to an attorney in the negotiation of the terms and in the preparation and execution of this Agreement, and the parties hereto each have had the opportunity to review and analyze this Agreement for a sufficient period of time prior to execution and delivery. All of the terms of this Agreement were negotiated at arm's length, and were prepared and executed without fraud, duress, undue influence or coercion of any kind exerted by either party upon the other. The execution and delivery of this Agreement is the free and voluntary act of each of the parties hereto.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Loan Agreement and Other Loan Documents to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

FELCOR/JPM HOTELS, L.L.C., a Delaware limited liability company

By:	/s/Michael Hughes
Name:	Michael Hughes
Title:	Vice President

BORROWER:

DJONT/JPM LEASING, L.L.C., a Delaware limited liability company

By:	/s/Michael Hughes
Name:	Michael Hughes
Title:	Vice President

GUARANTOR:

FELCOR LODGING LIMITED PARTNERSHIP, a Delaware limited partnership

By:	FelCor Lodging Trust Incorporated, a Maryland corporation, its general partner

	By:	/s/Michael Hughes
	Name:	Michael Hughes
	Title:	Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

NOTE A-1 HOLDER:

WELLS FARGO BANK, N.A., AS TRUSTEE FOR BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES TRUST 2007-BBAA8 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2007-BBA8, FOR ITSELF AND AS SERVICING LENDER PURSUANT TO INTERCREDITOR AND SERVICING AGREEMENT DATED NOVEMBER 10, 2066

By:	CT Investment Management Co., Inc., in its capacity as Special Servicer

	By:	/s/Deborah J. Ginsberg
	Name:	Deborah J. Ginsberg
	Title:	Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

NOTE A-2 HOLDER:

WELLS FARGO BANK, N.A., AS TRUSTEE FOR BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES TRUST 2007-BBAA8 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2007-BBA8, FOR ITSELF AND AS SERVICING LENDER PURSUANT TO INTERCREDITOR AND SERVICING AGREEMENT DATED NOVEMBER 10, 2066

By:	CT Investment Management Co., Inc., in its capacity as Special Servicer

	By:	/s/Deborah J. Ginsberg
	Name:	Deborah J. Ginsberg
	Title:	Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

NOTE B-1 HOLDER:

CAPITAL TRUST, INC., a Maryland corporation

By:	/s/Deborah J. Ginsberg
Name:	Deborah J. Ginsberg
Title:	Vice President

NOTE B-2 HOLDER:

CAPITAL TRUST, INC., a Maryland corporation

/s/Deborah J. Ginsberg
By:	/s/Deborah J. Ginsberg
Name:	Deborah J. Ginsberg
Title:	Vice President